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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings
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Computation of Earnings Per Share
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The following formula was used to calculate the earnings per share,
Consolidated Statements of Income for the three months ended March 31, 1998 and 1997, included in this report as Exhibit 13.3.

Earnings Per Share

Net Income/
Weighted average shares of common stock outstanding for the period

                                  Three months ended
                                       March 31,
                                  1998            1997
                               ----------      ----------
Weighted Average
Shares Outstanding              1,209,085      1,209,085

Net Income                        519,740        476,607

Per Share Amount                      .43            .39

No common stock equivalents exist.